*** Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

Exhibit 10.14

[LOGO]

Shaded Area - Internal University Use Only
OTC Agreement No.:
OTC Docket No.(s): Z02092, Z05055

UNIVERSITY OF MINNESOTA

EXCLUSIVE PATENT LICENSE AGREEMENT

THIS AGREEMENT is dated and effective as of January 24, 2007 (the “Effective Date”), and is made by and between Regents of the University of Minnesota, a constitutional corporation under the laws of the state of Minnesota (the “University”), and Expression Diagnostics (XDx), having offices at 3260 Bayshore Blvd., Brisbane, CA 94005, a corporation under the laws of the state of Delaware (the “Company”).

Purpose

The University owns the right to license to others certain rights to the Licensed Patent(s), as that term is defined and used in this Agreement. The Company desires that the University grant it a license to use, develop, and commercialize the inventions claimed in the Licensed Patents. The University is willing to grant such a license on the terms set forth below.

NOW, THEREFORE, the parties agree that:

1.             Definitions. For purposes of interpreting this Agreement, the following terms shall have the meanings ascribed to them below in this article:

1.1.          “Event of Force Majeure” means an unforeseeable act that wholly prevents a party from performing one or more of its material duties under this Agreement and that was outside of the reasonable control of the party. An event of Force Majeure includes, without limitation, acts of war, sabotage, or of God, insurrection and riot, and labor strikes or other labor disturbance, acts of any governmental body, embargo, fire, flood, interruption of or delay in transportation, unavailability of, interruption of or delay in telecommunications or third party services, or inability, despite such party’s commercially reasonable efforts, to obtain raw materials, supplies or power used in or equipment needed for meeting obligations hereunder. An Event of Force Majeure shall not mean a party’s inability to obtain a third party’s consent to any act or omission.

1.2.          “Field of Use” means the field(s) of use described in section 3(a) of attached Exhibit A.

1.3.          “First Commercial Sale” means the first bona fide commercial sale of a Licensed Product to a non-Affiliate third party by or under the authority of the Company or its sublicensees, which for the avoidance of doubt shall not include any sale or other disposition of a Licensed Product pursuant to the testing and validation of the Licensed Product including, without limitation, sales to investigators in a clinical study or a third party collaborator.

1.4.          “Independent Patent Improvements” means a patented modification, improvement or enhancement (an “Improvement”) of a device, method, or product described in a Licensed Patent excluding any MTA Intellectual Property, provided that (i) Dr. Emily Gillespie is an inventor of the Improvement; (ii) the Improvement was first conceived or reduced to practice during the first three (3) years of the term of this Agreement; (iii) the University solely owns all present and future rights, titles, and interests, including patent and other intellectual property rights, in the Improvement, free and clear of any third party’s rights, except for the rights of the United States of America; and (iv) but for the license granted in this Agreement, the Improvement would infringe (including under the doctrine of equivalents) a claim in a Licensed Patent or in a Patent Application.

1.5.          “MTA Intellectual Property” means the University’s right, title and interest in and to the intellectual property defined as University Sole Inventions and Joint Inventions in that certain Material Transfer Agreement by and among the Company, the Feinstein Institute for Medical Research, and the University, dated March 29, 2005.

1.6.          “Net Sales Price” means the gross amount invoiced for sales, leases, and other dispositions of Licensed Products less (i) all trade, quantity, and cash discounts actually allowed, (ii) all credits and allowances actually granted due to rejections, returns, billing errors, and retroactive price reductions, (iii) duties, and (iv) excise, sale and use taxes, and equivalent taxes. In the event the Company or a sublicensee, as the case may be, sells, leases, or disposes of a Licensed Product (i) to a third party that owns fifty percent (50%) or more of the voting capital stock, or like equity security, of the Company or the sublicensee, as the case may be, or (ii) to a third party in which the Company or a sublicensee, as the case may be, owns fifty percent (50%) or more of the voting capital stock, or like equity security (such third party is hereinafter referred to as an “Affiliate”), the “Net Sales Price” for that transaction for purposes of this Agreement shall be equal to the price the Company or the sublicensee, as the case may be, charges non-Affiliate third parties for the Licensed Product or if the Company or the sublicensee does not offer to sell the Licensed Product to the public, the price charged by the Company or the sublicensee for a product of similar kind, quality, and quantity.

1.7.          “Licensed Patent” means the patent(s) described in section 2(a) of attached Exhibit A along with any valid and subsisting patent issued during the term of this Agreement by the United States Patent and Trademark Office or any like foreign body with respect to a Patent Application or issuing from any Patent Application or claiming priority to any Patent Application or Licensed Patent. The term “Licensed Patent” also means any reissues or reexaminations of a Licensed Patent.

1.8.          “Licensed Product” means any product or good in the Field of Use that is made by, made for, sold, transferred, or otherwise disposed of by the Company or its sublicensees during the term of this Agreement and the Post Termination Period and that, but for the granting of the rights set forth in this Agreement, would infringe (including under the doctrine of equivalents) one or more Valid Claims in a Licensed Patent or claims in a Patent Application, or any product or good that is made using a process or machine that is covered by a Valid Claim in a Licensed Patent or a claim in a Patent Application. For the purposes of this section, a claim in a Licensed Patent shall be considered a “Valid Claim” to the extent it has not been held invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction. For the purposes of this section, each claim in a Patent Application shall be considered a “Valid Claim.” The term “Licensed Product” also means any service provided by or for the Company or its sublicensees that incorporates all or any portion of a product that would be a Licensed Product. The term “Licensed Product” excludes a product, good or service that is sold, transferred or otherwise disposed in a country in which no Licensed Patent is then valid and subsisting and no Patent Application is then pending on the date of each sale, transfer or other distribution. Unless the parties otherwise agree in writing, the term “Licensed Product” refers only to products and goods manufactured, made, sold, transferred, or otherwise disposed of during the term of this Agreement.

1.9.          “Licensed Technology” means collectively the inventions claimed in each Licensed Patent and each Patent Application.

1.10.        “Patent Application” means the patent application(s) described in section 2(b) of attached Exhibit A. The term “Patent Application” also means any continuations, continuations-in-part, divisions or any other patent application claiming priority to a Patent Application or Licensed Patent. “Patent Application” further refers both to filings in the United States Patent and Trademark Office and filings in any like foreign body.

1.11.        “Payment” means a payment to be made by the Company to the University specified in section 6.1 of this Agreement and described in section 6 of attached Exhibit A.

1.12.        “Performance Milestone” means an act or event specified in section 5.1 of this Agreement and described in section 7 of attached Exhibit A.

1.13.        “Post-termination Period” means the one hundred eighty (180)-day period commencing on the last day of the term of this Agreement.

1.14.        “Sublicense Income” means the cash and other consideration (other than simple running royalties on sales, leases or other dispositions of Licensed Products) attributable to granting a sublicense pursuant to section 3.1.2.

1.15.        “Territory” means the geographical area described in section 3(b) of attached Exhibit A.

2.             Term. The term of this Agreement shall commence on the Effective Date and, unless terminated earlier as provided below in article 8, this Agreement shall expire on the date on which there is no Valid Claim in the Field of Use in a Licensed Patent and no Patent Application is pending in any such country.

3.             Grant of License.

3.1.          The Company’s Rights.

3.1.1.       Subject to the terms and conditions of this Agreement, the University hereby grants to the Company, and the Company hereby accepts, an exclusive license under the University’s right, title and interest in and to the Licensed Technology to make (including to have made on its behalf), use, offer to sell or sell, offer to lease or lease, import, or otherwise offer to dispose or dispose of Licensed Products in the Territory in the Field of Use. No provision of this Agreement shall be construed to grant the Company, by implication, estoppel or otherwise, any rights other than the rights expressly granted it in this Agreement to the Licensed Technology, a Licensed Patent or Patent Application, or to any other University-owned technology, patent applications, or patents. This license may be extended to Affiliates of the Company upon prior written notice to the University.

3.1.2.       The Company shall have the right, exercisable from time to time during the term of this Agreement, to sublicense its rights under this Agreement. The Company shall deliver to the University a true, correct, and complete copy of the sublicense agreement or such other agreement under which the Company purports or intends to grant such sublicense rights within at least thirty (30) days after the execution of such agreement. The Company shall include terms and conditions in all sublicenses substantially similar to sections 5.2, 5.4, 6.3, 8.3, 9.4, 10.4, and 11.3 and subsection 6.3.2 and an obligation for sublicensees to include such substantially similar terms and conditions in its sublicenses.

3.1.3.       The Company, without the prior approval of the University, may assign all, but no less than all, its rights and delegate all its duties under this Agreement to another if (i) the Company delivers to the University written notice of the proposed assignment (along with pertinent information about the terms of the assignment and assignee) no more than sixty (60) days prior to the effective date of the event described below in part ii of this paragraph, and (ii) the assignment is made as a part of and in connection with (A) the sale by the Company of all or substantially all of its assets related to this Agreement to a single purchaser, (B) the sale, transfer, or exchange by the shareholders, partners, or equity owners of the Company of a majority interest in the Company to a single purchaser, or (C) the merger of the Company into another corporation or other business entity. Any assignment attempted to be made or made in violation of this subsection shall be void and shall, without further act, cause the immediate termination of this Agreement.

3.2.          The United States Government’s Rights. The University acknowledges in section 1 of attached Exhibit A whether, to its knowledge, the Licensed Technology was funded, in whole or in part, by the federal government of the United States of America. The parties acknowledge and agree that the federal government of the United States of America has certain rights in and to any government-funded Licensed Technology as those rights are described in Chapter 18, Title 35 of the United States Code and accompanying regulations, including Part 401, Chapter 37 of the Code of Federal Regulations, and that the parties’ rights and obligations under this Agreement to any government-funded Licensed Technology, including the grant of license set forth above in subsection 3.1.1, are subject to the applicable terms of the aforementioned United States laws.

3.3.          The University’s Rights. The University retains an irrevocable, nonexclusive right to use the Licensed Technology solely for bona fide educational, non-commercial research, and medical purposes and the University shall have the right to sublicense its rights under this section to one or more non-profit academic or other research institutions solely for bona fide educational and non-commercial research purposes.

4.             Applications and Patents.

4.1.          Patent Application Filings during the Term of this Agreement.

4.1.1.       As of and after the Effective Date, the University shall use its reasonable efforts to diligently and expeditiously cause Licensed Patents to be issued with the broadest, reasonably attainable claim coverage in the applicable countries; the University shall consult with and inform the Company promptly of the status of the prosecution of the Patent Applications, including delivering to the Company pertinent notices, written and oral communications with governmental officials, and documents, and shall consult with the Company on the prosecution of the Patent Applications; and the Company shall bear all costs, including application and attorneys’ fees, of filing and prosecuting such Patent Applications and, if a Licensed Patent is issued during the term of this Agreement, of maintaining it.

4.1.2.       Following the Effective Date, the Company or its designee will be permitted to review/edit and make recommendations for changes regarding the preparation, filing, prosecution and maintenance of the Patent Applications, which the University shall not unreasonably refuse. In connection therewith the University agrees to: (i) use patent counsel reasonably acceptable to the Company; (ii) consult with and keep the Company reasonably informed with respect to such activities including providing the Company a reasonable opportunity to review and comment on all proposed submissions to patent offices before submission. Further, if the USPTO or a foreign counterpart thereof issues a restriction requirement or foreign equivalent thereof requiring the election of one or more genes to be prosecuted, the Company shall have the right to designate which one or more genes are to be prosecuted. The Company shall be responsible for reasonable costs associated with such preparation, filing, and prosecution with the exception of new patent applications requested solely by the University. For clarity, the University shall have the right to control the filing, preparation, prosecution and maintenance of the Licensed Patents and the Patent Applications; provided, however, if the Company elects to not pay for the filing, preparation, prosecution or maintenance or any Patent Application or Licensed Patent or pay any fee related thereto, the Company shall promptly notify the University of such election, but in no case later than sixty (60) days prior to any required action relating to the filing, preparation, prosecution or maintenance of such Patent Application or Licensed Patent. In such event, the University shall have the right, at its option, to control the filing, preparation, prosecution and/or maintenance of any such Patent Application or Licensed Patent at its own expense and Company shall have no rights or licenses under this Agreement under such Patent Applications or Licensed Patent.

4.2.          Maintenance of Licensed Patents. The University shall take all commercially reasonable steps to cause each Licensed Patent to remain or be valid and subsisting.

4.3.          Ownership of the Licensed Patents and Patent Applications. No provision of this Agreement grants the Company any rights, titles, or interests (except for the grant of license in subsection 3.1.1 of this Agreement) in the Licensed Patents or Patent Applications, notwithstanding the Company’s payment of all or any portion of the patent prosecution, maintenance, and related costs.

5.             Commercialization.

5.1.          Commercialization and Performance Milestones. The Company shall use its commercially reasonable efforts, consistent with sound and reasonable business practices and judgment, to commercialize the Licensed Technology and to manufacture and offer to sell and sell Licensed Products as soon as practicable and to maximize sales thereof. Unless excused by the occurrence of an Event of Force Majeure during the term of this Agreement, the Company shall perform, or shall cause to happen or be performed, as the case may be, all the performance milestones described ..in section 7 of attached Exhibit A.

5.2.          Covenants Regarding the Manufacture of Licensed Products. The Company hereby covenants and agrees that the manufacture, use, sale, or transfer of Licensed Products shall comply with all applicable federal and state laws, including all federal export laws and regulations. The Company hereby further covenants and agrees that, pursuant to 35 United States Code Section 205, it shall, and it shall cause each sublicensee, to substantially manufacture in the United States of America all Licensed Products embodying or produced through the use of an invention that is subject to the rights of the federal government of the United States of America, unless the appropriate federal agency grants a waiver of such manufacturing requirement in which case Company agrees to notify University of such waiver within a reasonable period after grant of same, and at least thirty (30) days prior to any such manufacture outside of the United States.

5.3.          Commercialization Reports. Throughout the term of this Agreement and during the Post-termination Period, and within thirty (30) days of the date specified in the schedule set forth in section 5 of attached Exhibit A, the Company shall deliver to the University written reports of the Company’s and the sublicensees’ efforts and plans to commercialize the Licensed Technology and to manufacture, offer to sell, or sell Licensed Products. Such report shall include the Company’s representation as to whether gene sequences in the Licensed Technology are being used in the development of Licensed Products, including in validation studies.

5.4.          Use of the University’s Name and Trademarks or the Names of University Faculty, Staff, or Students. No provision of this Agreement grants the Company or sublicensee any right or license to use the name or trademarks of the University or the names, or identities of any member of the faculty, staff, or student body of the University. The Company shall not use and shall not permit a sublicensee to use any such trademarks, names, or identities without the University’s and, as the case may be, such member’s prior written approval.

6.             Payments, Reimbursements, Reports, and Records.

6.1.          Payments. The Company shall deliver to the University the payment or payments specified in section 6 of attached Schedule A. The Company shall make such payments by check, wire transfer, or any other mutually agreed-upon and generally accepted method of payment. All checks to the University shall be made payable to “Regents of the University of Minnesota” and shall be mailed to the address specified in article 21 of this Agreement. Upon request, the University shall deliver to the Company written wire transfer instructions.

6.2.          Sales Reports. Within sixty (60) days after the last day of a calendar quarter during the term of this Agreement and the Post-termination Period, the Company shall deliver to the University a written sales report (a copy of the form of which is attached as Exhibit B) recounting the number and Net Sales Price amount (expressed in U. S. dollars) of all sales, leases, or other dispositions of Licensed Products, whether made by the Company or a sublicensee, and all Sublicense Income received, during such calendar quarter. The Company shall deliver such written report to the University even if the Company is not required hereunder to pay to the University a payment for sales, leases, or other dispositions of Licensed Products during the calendar quarter. It is understood that the Company may withhold taxes due as required by foreign governments.

6.3.          Records Retention and Audit Rights.

6.3.1.       Throughout the term of this Agreement and the Post-termination Period and for five (5) years thereafter, the Company, at its expense, shall keep and maintain and shall cause each sublicensee and each non affiliated third party that manufactures, sells, leases, or otherwise disposes of Licensed Products on behalf of the Company to keep and maintain complete and accurate records of all sales, leases, and other dispositions of Licensed Products during the term of this Agreement and the Post-termination Period for a period of seven (7) years after the calendar quarter in which the sale, lease or other disposition occurred.

6.3.2.       The University, at its expense except as set forth below in this subsection, shall have the right to select an independent, nationally or regionally recognized auditor to inspect and audit the Company’s records referred to in subsection 6.3.1 hereof at the Company’s address as set forth in article 21 of this Agreement or such other locations as the parties shall mutually agree during the Company’s normal business hours no more than once per year. The University shall have the right to determine the Company’s compliance with the payment terms set forth in Section 6.1 of this Agreement. The Company shall reimburse the University for all its out-of-pocket expenses to inspect and audit such records if the independent auditor, in accordance with the results of such inspection and audit, determines that the Company has underpaid amounts owed to the University by at least ten percent (10%) in a reporting period. The Company shall cause each sublicensee that manufactures, sells, leases, or otherwise disposes of Licensed Products on behalf of the Company to grant the University a right to inspect and audit the sublicensee’s records substantially similar to the rights granted the University in this subsection. In connection with, and prior to the commencement of, an audit, the Company, University and the independent auditor shall enter into an agreement prohibiting the auditor and the University from disclosing the Company’s nonpublic, proprietary information to any third party (including in the case of the independent auditor to the University) without the Company’s prior written consent; provided, however, that consistent with generally accepted auditing standards and the independent auditor’s professional judgment, the independent auditor may disclose the result of the audit to the University and its agents, counsel, or consultants. The Company acknowledges that such an agreement is adequate to protect its legitimate interests, and the parties agree that there shall be no additional nondisclosure agreement demanded as a condition to the commencement of an audit and the University’s exercising its rights under this subsection.

6.4.          Currency and Checks.   All computations and payments made under this Agreement shall be in United States dollars. The exchange rate for the currency into dollars as reported in the Wall Street Journal as the New York foreign exchange mid-range rate on the last business day of the month in which the transaction was entered into shall be used for determining the dollar value of transactions conducted in non-United States dollar currencies.

7.             Infringement.

7.1.          Third-Party Infringement of a Licensed Patent.

7.1.1.       Notice of Third Party’s Infringement. In the event a party learns of substantial, credible evidence that a third party is making, using, or selling a product in a Field of Use in the Territory that infringes a Licensed Patent in the Field of Use, the party shall notify the other party. During the term of this Agreement only, the Company shall have a right to institute a suit against this and any other third party alleged to be infringing a Licensed Patent in the Field of Use as provided in subsections 7.1.2 – 7.1.6.

7.1.2.       Legal Action of Company. The Company shall have the initial right, but not the obligation, to institute, prosecute, defend and control any action, suit or proceeding (an “Action”) with respect to alleged infringement that includes infringing activities within the Field of Use or with respect to attempts to invalidate or render unenforceable any such rights licensed hereunder, including any declaratory judgment action or litigation, at its expense. The Company shall be entitled to use counsel of its choice (but reasonably acceptable to the University) and shall consult with and keep the University informed of the progress of the Action. Prior to filing suit, the Company shall notify the University of such proposed action and shall deliver to University a copy of the proposed Summons and Complaint. The University shall cooperate reasonably with the Company, at the Company’s request, in connection with any such Action. The Company will not settle any such Action in a manner that materially adversely affects the University’s interest in the Licensed Patents or under this Agreement without the University’s prior written consent, such consent not to be unreasonably withheld. In the event that the Company has not instituted an Action against a third party infringing a Valid Claim in a Licensed Patent within six (6) months of receipt of notice from the

University in accordance with Section 7.1.1, the University shall have the right to institute, prosecute, defend and control its own Action with respect to the alleged infringement.

7.1.3.       Joint Legal Action. If the Company elects not to institute an Action in accordance with subsection 7.1.2 and the University and the Company so agree, they may institute suit jointly. If so, they will:

(A)          Prosecute the Action in both their names;

(B)           Agree how they will bear the out-of-pocket costs;

(C)           Agree how they will share any recovery or settlement; and

(D)          Agree how they will exercise control over the Action.

The parties’ rights and obligations under this subsection shall expire 30 days after the expiration of the Company’s rights under subsection 7.1.2 above.

7.1.4.       Legal Action of the University. If neither subsections 7.1.2 nor 7.1.3 apply, the University may institute suit. If the University decides to institute suit, it will notify the Company in writing. If the Company does not notify the University in writing that it desires to jointly prosecute the suit within 15 days after the date of the notice, the Company will assign and hereby does assign to the University all rights, causes of action, and damages resulting from the alleged infringement. The University will bear the entire cost of the litigation and will retain the entire amount of any recovery or settlement.

7.1.5        Recovery. If the Company sues under subsection 7.1.2, then any recovery in excess of any unrecovered litigation costs and fees will be shared with the University as follows:

(A)          Any payment for past sales under the Licensed Patent will be deemed Net Sales Price, and the Company will pay the University royalties at the rates specified in section 6.1; and

(B)           Any payment for future sales will be deemed a payment under a sublicense, and sales of any products licensed under the Licensed Patent could be deemed Sublicense Income, and the Company will pay the University royalties at the rates specified in section 6.1.

7.1.6.       Abandonment of Suit.   If either the University or the Company commences a suit and then wants to abandon the suit, it will give timely notice to the other party.

8.             Termination.

8.1.          By the University.

8.1.1.       If the Company materially breaches or fails to perform one or more of its material duties under this Agreement, the University may deliver to the Company a written notice of default. The University may terminate this Agreement by delivering to the Company a written notice of termination if the default has not been cured in full within sixty (60) days of the delivery to the Company of the notice of default.

8.1.2.       The University may terminate this Agreement by delivering to the Company a written notice of termination at least thirty (30) business days prior to the date of termination if the Company (i) becomes insolvent; (ii) voluntarily files or has filed against it a petition under applicable bankruptcy or insolvency laws that the Company fails to have released within thirty (30) days after filing; (iii) proposes any dissolution, composition, or financial reorganization with creditors or if a receiver, trustee, custodian, or similar agent is appointed; or (iv) makes a general assignment for the benefit of creditors.

8.2.          By the Company. The Company may terminate this Agreement at any time by delivering to the University a written notice of termination at least sixty (60) days prior to the effective date of termination.

8.3.          Post-termination Period.

8.3.1.       The Company shall not use, or permit others to use, the Licensed Technology or manufacture or have manufactured Licensed Products after the termination of this Agreement under Section 8.1 or 8.2, provided that there is at least one Valid Claim in the Field of Use in the Licensed Patents as of the date of such termination. In the event that the Company terminates this Agreement in accordance with Section 8.2 and there is at least one Valid Claim in the Field of Use in the Licensed Patents as of the date of such termination, the Company may offer to sell and sell, offer to lease and lease, and otherwise offer to dispose of or dispose of Licensed Products in the Territory that were manufactured prior to the termination or the expiration of this Agreement. After termination of this Agreement under section 8.1, the Company shall not offer to sell or sell, offer to lease or lease, or otherwise offer to dispose of or dispose of a Licensed Product in the Territory for so long as there is at least one Valid Claim in the Field of Use in the Licensed Patents.

8.3.2.       Upon termination of this Agreement, provided that there is at least one Valid Claim in the Field of Use in the Licensed Patents as of the date of such termination, for whatever reason, the Company shall grant the University an option to assume, under an assignment, all the Company’s future titles, rights, and obligations under the sublicenses granted under this Agreement. The option shall expire sixty (60) days after the date of grant. The University may exercise the option by delivering written notice of exercise to the Company during the exercise period. The University shall have no obligation to pay the Company any amount in consideration for granting or exercising of the option.

8.3.3.       Upon termination of this Agreement, provided that there is at least one Valid Claim in the Field of Use in the Licensed Patents as of the date of such termination, for whatever reason, the sublicenses granted by the Company shall terminate; and the Company shall deliver to the University a true, correct, and complete list identifying each sublicensee and describing the terms of each sublicense, including the royalty rates and other financial terms, milestones, and other material terms; and shall cooperate in the University’s efforts to enter into licenses or other forms of agreement with the sublicensees. The University shall offer to grant each such sublicensee a similar license on substantially equal financial and other material terms.

9.             Release, Indemnification, and Insurance.

9.1.          The Company’s Release. For itself and its employees, the Company hereby releases the University and its regents, employees, and agents forever from any and all suits, actions, claims, liabilities, demands, damages, losses, or expenses (including reasonable attorneys’ and investigative expenses) relating to or arising out of (i) the manufacture, use, lease, sale, or other disposition of a Licensed Product; or (ii) the assigning or sublicensing of the Company’s rights under this Agreement.

9.2.          The Company’s Indemnification. Throughout the term of this Agreement and thereafter, the Company shall indemnify, defend, and hold the University and its regents, employees, and agents harmless from all third party suits, actions, claims, liabilities, demands, damages, losses, or expenses (including reasonable attorneys’ and investigative expenses), relating to or arising out of the manufacture, use, lease, sale, or other disposition of a Licensed Product, including, without limitation, breach of contract and warranty and products-liability claims relating to a Licensed Product and claims brought by a sublicensee.

9.3.          The University’s Indemnification. Subject to the limitations on liability set forth in article 11 of this Agreement, throughout the term of this Agreement and thereafter, the University shall indemnify, defend, and hold the Company and its directors, employees, and agents harmless from all third party suits, actions, claims, liabilities, demands, damages, losses, or expenses (including reasonable attorneys’ and investigative expenses) relating to or arising out of the University’s breach of the express warranties set forth in sections 10.1 and 10.2 of this Agreement.

9.4.          The Company’s Insurance.

9.4.1.       Throughout the term of this Agreement, or during such period as the parties shall agree in writing, the Company shall maintain, and shall cause each sublicensee to maintain, in full force and effect comprehensive general liability (CGL) insurance, with single claim limits of $1,000,000. Such insurance policy shall name the University as an additional insured if the University so requests in writing. Company shall deliver written notice to the University at the address set forth in article 21 of this Agreement, at least thirty (30) days prior to the termination of the policy. Upon receipt of the University’s written request, the Company shall deliver to the University a copy of the certificate of insurance for such policy.

9.4.2.       The provisions of subsection 9.4.1 of this Agreement shall not apply if the University agrees in writing to accept the Company’s or a sublicensee’s, as the case may be, self-insurance plan as adequate insurance.

9.5.          Sublicensees - Release. The Company shall cause each sublicensee to grant the University a release from liabilities substantially similar to the release granted in favor of the University in section 9.1 of this Agreement.

10.           Warranties.

10.1.        Authority. Each party represents and warrants to the other party that it has full corporate power and authority to execute, deliver, and perform this Agreement, and that no other corporate proceedings by such party are necessary to authorize the party’s execution or delivery of this Agreement.

10.2.        Exclusive Rights. The University warrants that except for the rights of the federal government as described in section 3.2 of this Agreement, to the best of its knowledge, the University owns or has acquired the exclusive rights (including all patent and other intellectual property rights) in the Licensed Technology, Licensed Patent, and Patent Application.

10.3.        Disclaimers.

10.3.1.     EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 10.1 AND 10.2 OF THIS AGREEMENT, EACH PARTY DISCLAIMS AND EXCLUDES ALL WARRANTIES, EXPRESS AND IMPLIED, CONCERNING THE LICENSED TECHNOLOGY, EACH LICENSED PATENT, EACH PATENT APPLICATION, AND EACH LICENSED PRODUCT, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF NON-INFRINGEMENT AND THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

10.3.2.     The University expressly disclaims any warranties concerning and makes no representations:

(i)            that the Patent Applications will be approved or that a patent will issue;

(ii)           concerning the validity or scope of any Licensed Patent; or

(iii)          that the manufacture, use, sale, lease or other disposition of a Licensed Product will not infringe a third party’s patent or violate its intellectual property rights.

10.4.        Sublicensees - Warranties. The Company shall cause each sublicensee to give the University warranties and disclaimers and exclusions of warranties substantially similar to the warranty and disclaimers and exclusions of warranties in favor of the University in section 10.1 and subsections 10.3.1 and 10.3.2 of this Agreement.

11.           Damages.

11.1.        Remedy Limitation. EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, IN NO EVENT SHALL THE UNIVERSITY BE LIABLE FOR (A) PERSONAL INJURY OR PROPERTY DAMAGES OR (B) LOST PROFITS, LOST BUSINESS OPPORTUNITY, INVENTORY LOSS, WORK STOPPAGE, LOST DATA OR ANY OTHER RELIANCE OR EXPECTANCY, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OF ANY KIND.

11.2.        Damage Cap. IN NO EVENT SHALL THE UNIVERSITY’S TOTAL LIABILITY FOR THE BREACH OR NONPERFORMANCE OF THIS AGREEMENT EXCEED THE AMOUNT OF PAYMENTS PAID TO THE UNIVERSITY UNDER SECTION 6.1 OF THIS AGREEMENT. THIS LIMITATION SHALL APPLY TO CONTRACT, TORT, AND ANY OTHER CLAIM OF WHATEVER NATURE.

11.3.        Sublicensees - Damages. The Company shall cause each sublicensee to agree to limitations of remedies and damages substantially similar to the limitations of remedies and damages set forth in sections 11.1 and 11.2 of this Agreement.

12.           Amendment and Waiver. This Agreement may be amended from time to time only by a written instrument signed by the parties. No term or provision of this Agreement shall be waived and no breach excused unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. No waiver of a breach shall be deemed to be a waiver of a different or subsequent breach.

13.           Assignment. Except as provided in subsections 3.1.2 and 3.1.3 of this Agreement, the Company shall not assign or sublicense its interest or delegate its duties under this Agreement, unless the University consents to the assignment, sublicense, or delegation. Any assignment, sublicense, or delegation attempted to be made in violation of this article shall be void. Absent the consent of all the parties to this Agreement, an assignment or delegation shall not release the assigning or delegating party from its obligations under this Agreement.

This Agreement shall inure to the benefit of the Company and the University and their respective permitted sublicensees and trustees.

14.           Applicable Law. The internal laws of the state of Minnesota shall govern the validity, construction, and enforceability of this Agreement, without giving effect to the conflict of laws principles thereof.

15.           Confidentiality; Access to University Information.

15.1.        The parties acknowledge that the University is subject to the terms and provisions of the Minnesota Government Data Practices Act, Minnesota Statutes §13.01 et seq. (the “Act”), and that the Act requires, with certain exceptions, the University to permit the public to inspect and copy any information that the University shall have collected, created, received, maintained, or disseminated.

15.2.        Subject to the terms of section 15.3 below, the University shall hold in confidence and disclose only to University employees who need (and are under substantially similar obligations of non-disclosure and non-use) to know the information, data and materials provided by the Company including, without limitation, reports described in section 5.3 and 6.2 of this Agreement and section 7 of attached Exhibit A, and the records inspected pursuant to section 6.3 of this Agreement (“Company Information”). Company Information shall not be protected from use or disclosure under this Agreement to the extent that the information, data and materials (a) is in the recipient’s possession prior to receipt by the University as demonstrated by contemporaneous documentation; (b) is or becomes, through no fault of the University or its employees, publicly known; (c) is furnished to the University by a third party without breach of a duty to the disclosing Party; or (d) is independently developed by the University without use of, application of or reference to the Company Information as demonstrated by contemporaneous documentation. The University shall not use Company Information except in performance of its obligations or exercise of its rights under this Agreement. No provision of this Agreement shall further prohibit, limit, or condition the University’s right to use and disclose any information in connection with enforcing this Agreement, in court or elsewhere.

15.3.        It shall not be a violation of this article 15 to disclose Company Information required to be disclosed under applicable law including, without limitation, the Act, but such disclosure shall be only for the sole purpose of and solely to the extent required by such law, and provided that the University, to the extent possible, shall give the Company prior written notice of the proposed disclosure and cooperate fully with the Company to minimize the scope of any such required disclosure, to the extent possible and in accordance with applicable law.

16.           Consent and Approvals. Except as otherwise expressly provided, all consents or approvals required under the terms of this Agreement shall be in writing and shall not be unreasonably withheld or delayed.

17.           Construction. The headings preceding and labeling the sections of this Agreement are for the purpose of identification only and shall not in any event be employed or used for the purpose of construction or interpretation of any portion of this Agreement. As used herein and where necessary, the singular shall include the plural and vice versa, and masculine, feminine, and neuter expressions shall be interchangeable.

18.           Enforceability. If a court of competent jurisdiction adjudges a provision of this Agreement unenforceable, invalid, or void, such determination shall not impair the enforceability of any of the remaining provisions hereof and such provisions shall remain in full force and effect.

19.           Entire Agreement; No Third-Party Beneficiaries. This Agreement (including all attachments, exhibits, and amendments hereto) is intended by the parties as the final and binding expression of their contract and agreement and as the complete and exclusive statement of the terms thereof. This Agreement cancels, supersedes, and revokes all prior negotiations, representations and agreements among the parties, whether oral or written, relating to the subject matter of this Agreement.

No provision of this Agreement, express or implied, is intended to confer upon any person other than the parties to this Agreement any rights, remedies, obligations, or liabilities hereunder. No sublicensee shall have a right to enforce or seek damages under this Agreement.

20.           Language and Currency. Unless otherwise expressly provided in this Agreement, all notices, reports, and other documents and instruments that a party hereto elects or is required by the terms of this Agreement to deliver to the other party hereto shall be in English, and all notices, reports, and other documents and instruments detailing revenues and earned under this Agreement or expenses chargeable to a party hereto shall be United States dollar denominated.

21.           Notices. All notices, requests, and other communications that a party is required or elects to deliver shall be in writing and shall be delivered personally, or by facsimile or electronic mail (provided such delivery is confirmed), or by a recognized overnight courier service or by United States mail, first-class, certified or registered, postage prepaid, return receipt requested, to the other party at its address set forth below or to such other address as such party may designate by notice given pursuant to this article:

If to the University:	Office for Technology Commercialization
University of Minnesota
Attn: Executive Director
1000 Westgate Drive, Suite 160
Saint Paul, MN 55114-8658
Facsimile No.: (612) 624-6554
E-mail: umotc@umn.edu

For notices sent pursuant to article 8, with a copy to:	University of Minnesota
Office of the General Counsel
Attn: Transactional Law Services Group
360 McNamara Alumni Center
200 Oak Street S.E.
Minneapolis, MN 55455-2006
Facsimile No.: (612) 626-9624
E-mail: contracts@mail.ogc.umn.edu

If to the Company:	XDx Inc.
Attn: Chief Financial Officer
3260 Bayshore Blvd.
Brisbane, CA 94005
Facsimile No.: (415) 287-2461
E-mail: vjog@xdx.com

22.           Publicity. The University reserves the right to disclose to the public the execution and delivery of this Agreement along with the Company’s name and a description of the Licensed Technology, provided that such disclosure shall be subject to the Company’s consent not to be unreasonably withheld. The parties shall cooperate with each other so that each party may issue a press release regarding this Agreement, provided that neither party, except as required by law, may release any such press release or other publicity without the prior written approval of the other party such approval not to be unreasonably withheld.

23.           Relationship of Parties. In entering into, and performing their duties under, this Agreement, the parties are acting as independent contractors and independent employers. No provision of this Agreement shall create or be construed as creating a partnership, joint venture, or agency relationship between the parties. No party shall have the authority to act for or bind the other party in any respect.

24.           Survival. Immediately upon the termination or expiration of this Agreement, except for certain rights granted for the Post-termination Period described above in section 8.3, all the Company’s rights under this Agreement shall terminate; provided, however, the Company’s obligations that have accrued prior to the effective date of termination or expiration of this Agreement (e.g., the obligation to report and make payments on sales, leases, or dispositions of Licensed Products and to reimburse the University for costs) and the obligations specified in sections 6.1 and 6.2 of the Agreement shall survive. The obligations and rights set forth in sections 6.4 and 8.3 and articles 9, 10, 11, and 15 of this Agreement shall survive the termination or expiration of this Agreement.

25.           Collection Costs and Attorneys’ Fees. If a party shall fail to perform an obligation or otherwise breaches one or more of the terms of this Agreement, the other party may recover from the non-performing breaching party all its costs (including actual attorneys’ and investigative fees) to enforce the terms of this Agreement.

26.           Dispute Resolution.

26.1.        Dispute Resolution by Arbitration. Any dispute arising out of or related to this Agreement shall, in the first instance be the subject of a meeting between the Company and the University to negotiate in good faith a resolution of such dispute. The meeting shall be attended by representatives or agents of the Company and the University who have decision-making authority with respect to the matter in question within sixty (60) days. Should the negotiations not lead to a settlement of the dispute within thirty (30) days of the date of the meeting, the Company and the University agree to binding arbitration in accordance with the Licensing Agreement Arbitration Rules of the American Arbitration Association. (AAA).

26.2.        Request for Arbitration. Either the Company or the University may request such arbitration. The Company and the University will mutually agree in writing on a third party arbitrator within thirty (30) days of the arbitration request. The arbitrator’s decision will be final and non-appealable and may be entered in any court having jurisdiction.

26.3.        Discovery. The Company and the University will be entitled to discovery as if the arbitration were a civil suit in the United States District Court for the Northern District of Illinois. The arbitrator may limit the scope, time, and issues involved in discovery.

26.4.        Place of Arbitration. The arbitration will be held in Chicago, Illinois unless the parties mutually agree in writing to another location.

27.           Force Majeure.

Neither party will be liable to the other for failure or delay in performing its obligations hereunder if such failure or delay is due to an Event of Force Majeure and such failure or delay shall not be a breach of this Agreement. In the event that a party is delayed or fails to perform its obligations hereunder due to an Event or Force Majeure, the party shall inform the other party of the nature of the Event of Force Majeure and shall promptly resume its performance of such obligations upon cessation of the Event of Force Majeure.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized representatives.

Regents of the University of Minnesota		Expression Diagnostics

By:	/s/ Michael F. Moore	By:	/s/ Vikram Jog
	Michael F. Moore		Vikram Jog
	Director, Health Technologies		Chief Financial Officer
	Office for Technology Commercialization		XDx Inc.

*** Confidential material redacted and filed separately with the Commission.

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Shaded Area - Internal University Use Only
OTC Agreement No.:
OTC Docket No.(s): Z02092, Z05055

Exhibit A

1.             Federal Government Rights (section 3.2):

The University acknowledges that, to the best of its knowledge, the federal government of the United States of America, pursuant to one or more grants and attendant law and regulations, paid for some or all or of the cost to develop the Licensed Technology and has certain rights in and to the Licensed Technology.

2.             Patents and Patent Applications (sections 1.7 and 1.10):

(a)           Patents issued prior to the date of this Agreement:

US Patent 7,118,865 entitled “Methods for Diagnosing Severe Systemic Lupus Erythematosus” and issued on October 10, 2006.

(b)           Patent Applications submitted prior to and pending as of the date of this Agreement:

***

3.             Fields of Use and Territory (sections 1.2 and 1.16):

(a)           Fields of Use: Any and all research, prognostic and diagnostic uses for the medical management of a human being. For clarification purposes, the Field of Use shall not include use of gene expression sequences included in the Licensed Technology as therapeutic targets, for example for the development of novel drug entities.

(b)           Territory: Worldwide.

4.             Sublicense Rights (subsection 3.1.2):

The Company may sublicense its rights under this Agreement subject to sublicense payments described in provision 6 of this Exhibit A.

5.             Commercialization Reports (section 5.3):

Within thirty (30) days after each calendar year after the Effective Date of this Agreement, the Company shall deliver to the University the report described in section 5.3 of the Agreement.

6.             Payments (section 6.1):

a.             Patent Cost Reimbursement. The Company shall reimburse the University for paying all reasonable and necessary costs (including attorneys’ and application fees) incurred prior to or on the Effective Date to apply for, prosecute, and maintain each Licensed Patent and Patent Application unless otherwise provided in this Exhibit A. Within 30 days after the Effective Date, the Company shall pay to the University *** dollars ($***). Within 30 days of its receipt of the University’s invoice for the balance of such costs, the Company shall pay such invoice. This payment shall be non-refundable and not creditable against future royalty obligations. Thereafter, the Company shall reimburse the University, within 30 days of its receipt of the University’s invoice, for paying all reasonable and necessary costs (including attorneys’ and application fees) incurred after the Effective Date to apply for, prosecute, and maintain each Licensed Patent and Patent Application except to the extent that the Company has elected to not pay for the filing, preparation, prosecution and maintenance of such Licensed Patent or Patent Application in accordance with section 4.1.2 of the Agreement.

b.             Simple Running Royalty Payments. Within thirty (30) days after the last day of each calendar quarter during the term of this Agreement and the Post-termination Period, the Company shall pay to the University a royalty of ***% of the Net Sales Price of Licensed Products sold, leased or otherwise disposed of by the Company and its sublicensees during such quarter, provided the Licensed Product was manufactured during the term of this Agreement.

c.             Sublicense Income Payments. Within thirty (30) days after the last day of each calendar quarter during the term of this Agreement and the Post-termination Period, the Company shall pay to the University ***% of all Sublicense Income earned in such quarter. In addition, the Company shall cause *** percent (***%) of the total number of shares of stock or other forms of equity issued in connection with, and as compensation for, granting a third party sublicense rights under this Agreement to be issued to the University. The payments made under this section 6(d) shall not be creditable against the Company’s other royalty obligations.

d.             Other Payments. Within thirty (30) days of the First Commercial Sale of a Licensed Product, the Company shall pay to the University *** Dollars ($***). Such payment shall be non-refundable and shall not be creditable against the Company’s other financial obligations.

7.             Performance Milestones (section 5.1):

***

8.             Other Terms:

Independent Patent Improvements.

The University grants the Company a nontransferable option to license on the terms set forth in section 3.1 of this Agreement (as limited by the terms of sections 3.2 and 3.3 of this Agreement) any Independent Patent Improvements. The University shall promptly deliver to the Company written notice of the disclosure to it of an Independent Patent Improvement. The Company’s option to license the Independent Patent Improvement shall expire, without further action, six (6) months after its receipt of such written notice. If the Company exercises its option, the parties shall abide by the terms of section 4 in applying for and maintaining patent protection for the Independent Patent Improvement, and the parties shall amend the terms of section 2 of Exhibit A of this Agreement and such other terms of this Agreement as they believe reasonable and necessary to record their agreement as to the Company’s licensing of the University’s rights in the Independent Patent Improvement. In the event that the University and the Company arc unable to agree upon such other terms of this Agreement as they believe reasonable and necessary within four (4) months after the Company’s exercise of this option (provided that such four (4) month period shall automatically be extended to six (6) months in the event that Company is still participating in negotiations at the end of the initial four (4) month period), the University shall be free to discuss terms and conditions for granting of rights and licenses with respect to such Independent Patent Improvement with any third party without further obligations to the Company.

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Shaded Area - Internal University Use Only

OTC Agreement No.:

OTC Docket No.(s):

Exhibit B

Royalty Report Form

Date

** EXAMPLE ONLY **
FORM WILL BE SENT
TO COMPANY EACH PERIOD
FOR COMPLETION

Company Name & Address

License Number

Reporting Period:                                                               Report Due Date:

This report must be submitted regardless of whether royalties are owed.

Please do not leave any column blank. State all information requested below.

U of M Docket #	Product Description	Royalty Rate	Quantity/ Net Sales	Royalty Due

Report Completed by:	Total Royalties Due:

Telephone Number:

If you have questions please contact:	Sharyl Stuber
612-625-4537
lowin001@umn.edu

Please make check payable to: Regents of the University of Minnesota

B-1